THE DREYFUS FAMILY OF FUNDS (Dreyfus Premier Family of Funds--Funds Included on Schedule A) Rule 18f-3 Plan

     Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

     The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and each Fund as a whole:

     1. Class Designation: Fund shares shall be divided, except as otherwise noted on Schedule A, into Class A, Class B, Class C, Class I and Class T and, if indicated on Schedule A hereto, and Institutional Class.

     2. Differences in Services: The services offered to shareholders of each Class, unless otherwise noted on Schedule A, shall be substantially the same, except that Right of Accumulation, Letter of Intent and Reinvestment Privilege shall be available only to holders of Class A and Class T shares. Certain automatic investment plan privileges are not available to holders of Class B shares.

     3. Differences in Distribution Arrangements: Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the

NASD Conduct Rules, may be assessed on certain redemptions of Class A shares, including Class A shares purchased without an initial sales charge as part of an investment of $1 million or more. Class A shares shall be subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of the sales charge, the amount of and provisions relating to the CDSC pertaining to the Class A shares, and the amount of the fee under the Distribution Plan pertaining to Class A shares, are set forth on Schedule B hereto.

     Class B shares shall be offered only in connection with dividend reinvestment and exchanges permitted by the Exchange Privilege. Class B shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC. Class B shares shall be subject to a Distribution Plan and a Service Plan each adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan and Service Plan pertaining to the Class B shares, are set forth on Schedule C hereto.

     Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC. Class C shares shall be subject to a Distribution Plan and a Service Plan each adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan and Service Plan pertaining to the Class C shares, are set forth on Schedule D hereto.

     Class I shares shall be offered at net asset value only to (i) bank trust departments and other financial service providers (including Mellon Bank, N.A. and its affiliates) acting on behalf of their customers having a qualified trust or investment account or relationship at such institution or to customers who received and hold Class I shares of a Fund distributed to them by virtue of such an account or relationship, and (ii) institutional investors acting for themselves or in

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a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including pension, profit-sharing, SEP-IRAs and other deferred compensation plans, whether established by corporations, partnerships, non-profit entities or state and local governments, but not including IRAs or IRA "Rollover Accounts."

     Class T shares shall be offered with a front-end sales charge, and a CDSC may be assessed on certain redemptions of Class T shares purchased without an initial sales charge as part of an investment of $1 million or more. Class T shares shall be subject to a Distribution Plan and a Service Plan each adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of the sales charge, the amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan and Service Plan pertaining to the Class T shares, are set forth on Schedule E hereto.

     Institutional shares shall be offered at net asset value only to holders of shares of a predecessor class of the Fund as of April 4, 1994. Institutional shares shall be subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act. The amount of the fee under the Distribution Plan pertaining to Institutional shares is set forth on Schedule F hereto.

     4. Expense Allocation: The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under a Distribution Plan and Service Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

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     5. Conversion Features: Class B shares shall automatically convert to Class A shares after a specified period of time after the date of purchase, based on the relative net asset value of each such Class without the imposition of any sales charge, fee or other charge, as set forth on Schedule G hereto. No other Class shall be subject to any automatic conversion feature.

     6. Exchange Privileges: Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time and (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Amended as of: June 1, 2007

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SCHEDULE A

Name of Fund	Date Plan Adopted
The Dreyfus/Laurel Funds, Inc.	April 26, 1995
(Revised as of April 15, 2002)
--Dreyfus Premier Large Company Stock Fund*
--Dreyfus Premier Midcap Stock Fund
--Dreyfus Premier Balanced Fund
--Dreyfus Premier Tax Managed Growth Fund
--Dreyfus Premier Small Cap Value Fund
--Dreyfus Premier Core Equity Fund
--Dreyfus Premier Limited Term Income Fund+
The Dreyfus/Laurel Funds Trust	April 26, 1995
(Revised as of April 24, 1997)
--Dreyfus Premier Core Value Fund**
--Dreyfus Premier Managed Income Fund+
--Dreyfus Premier Limited Term High Yield Fund+

*	The Fund's Class I shares are sold only to holders of Restricted shares of the Fund as of November 30,
1997.
**	The Fund also offers Institutional shares.
+	Class A, Class B, Class C and Class I only.

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SCHEDULE B

Front-End Sales Charge--Class A Shares--Effective December 1, 1996, the public offering price for Class A shares, except as set forth below, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load

	As a % of	As a % of
	offering price	net asset value
Amount of Transaction	per share	per share

Less than $50,000	5.75	6.10
$50,000 to less than $100,000	4.50	4.70
$100,000 to less than $250,000	3.50	3.60
$250,000 to less than $500,000	2.50	2.60
$500,000 to less than $1,000,000	2.00	2.00
$1,000,000 or more	-0-	-0-

Front-End Sales Charge--Class A Shares--Shareholders Beneficially Owning Class A Shares on November 30, 1996 and Class A Shares of Dreyfus Premier Managed Income Fund and Dreyfus Premier Limited Term High Yield Fund--For shareholders who beneficially owned Class A shares of a Fund on November 30, 1996 and for Class A shares of Dreyfus Premier Managed Income Fund and Dreyfus Premier Limited Term HighYield Fund, the public offering price for Class A shares of such Funds, except as set forth below, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load

	As a % of	As a % of
	offering price	net asset value
Amount of Transaction	per share	per share

Less than $50,000	4.50	4.70
$50,000 to less than $100,000	4.00	4.20
$100,000 to less than $250,000	3.00	3.10
$250,000 to less than $500,000	2.50	2.60
$500,000 to less than $1,000,000	2.00	2.00
$1,000,000 or more	-0-	-0-

Front-End Sales Charge--Class A Shares--Dreyfus Premier Limited Term Income Fund Only--The public offering price for Class A shares of Dreyfus Premier Limited Term Income Fund shall be the net asset value per share of Class A plus a sales load as shown below:

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	SCHEDULE B (continued)

	Total Sales Load

	As a % of	As a % of
	offering price	net asset value
Amount of Transaction	per share	per share

Less than $100,000	3.00	3.10
$100,000 to less than $250,000	2.75	2.80
$250,000 to less than $500,000	2.25	2.30
$500,000 to less than $1,000,000	2.00	2.00
$1,000,000 or more	-0-	-0-

Contingent Deferred Sales Charge--Class A Shares--A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class B shares (other than the amount of the CDSC and its time periods), including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC. Letter of Intent and Right of Accumulation, to the extent offered, shall apply to purchases of Class A shares subject to a CDSC.

Class A Shares of Dreyfus Premier Balanced Fund, Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Midcap Stock Fund, Dreyfus Premier Core Value Fund and Dreyfus Premier Core Equity Fund Only--Shareholders beneficially owning shares of Dreyfus Premier Balanced Fund on December 19, 1994, beneficially owning Investor shares of Dreyfus Premier Large Company Stock Fund, Dreyfus Premier Midcap Stock Fund and Dreyfus Premier Core Value Fund on January 15, 1998, and beneficially owning shares of Dreyfus Premier Core Equity Fund on April 14, 2002, may purchase Class A shares of such Fund at net asset value without a front-end sales charge and redeem Class A shares of such Fund without imposition of a CDSC.

Amount of Distribution Plan Fees--Class A Shares--Under the Distribution Plan, .25 of 1% of the value of the average daily net assets of Class A to compensate the Distributor for shareholder servicing activities and for activities or expenses primarily intended to result in the sale of the Fund's Class A shares.

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SCHEDULE C

Contingent Deferred Sales Charge--Class B Shares--A CDSC payable to the Fund's

Distributor shall be imposed on any redemption of Class B shares which reduces the current net asset value of such Class B shares to an amount which is lower than the dollar amount of all payments by the redeeming shareholder for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption. No CDSC shall be imposed to the extent that the net asset value of the Class B shares redeemed does not exceed (i) the current net asset value of Class B shares acquired through reinvestment of dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class B shares above the dollar amount of all payments for the purchase of Class B shares of the Fund held by such shareholder at the time of redemption.

     If the aggregate value of the Class B shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

     In circumstances where the CDSC is imposed, the amount of the charge shall depend on the number of years from the time the shareholder purchased the Class B shares until the time of redemption of such shares. Solely for purposes of determining the number of years from the time of any payment for the purchase of Class B shares, all payments during a month shall be aggregated and deemed to have been made on the first day of the month. The following table sets forth the rates of the CDSC, except for Class B shares of Dreyfus Premier Limited Term Income Fund and Class B shares issued in connection with certain transactions described below:

CDSC as a % of
Year Since	Amount Invested or
Purchase Payment	Redemption
Was Made	Proceeds
First	4.00
Second	4.00
Third	3.00
Fourth	3.00
Fifth	2.00
Sixth	1.00

     The following table sets forth the rates of the CDSC for Class B shares of Dreyfus Premier Limited Term Income Fund:

SCHEDULE C (continued)

CDSC as a % of
Year Since	Amount Invested or
Purchase Payment	Redemption
Was Made	Proceeds
First	3.00
Second	3.00
Third	2.00
Fourth	2.00
Fifth	1.00
Sixth	0.00

     For Class B shares issued in connection with (i) the exchange of shares originally issued by a series of The Bear Stearns Funds or (ii) the reorganization of any such series of The Bear Stearns Funds, where the shares of such series were purchased before December 1, 2003, the following table sets forth the rates of the CDSC for such shares:

CDSC as a % of
Year Since	Amount Invested or
Purchase Payment	Redemption
Was Made	Proceeds
First ……………………………………….	5.00
Second ……………………………………	4.00
Third ………………………………………	3.00
Fourth ……………………………………	3.00
Fifth ………………………………………	2.00
Sixth ………………………………………	1.00
Seventh ……………………………………	0.00
Eighth ……………………………………	0.00

In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class B shares above the total amount of payments for the purchase of Class B shares made during the preceding six years (five years for Class B shares of Dreyfus Premier Limited Term Income Fund or eight years for certain shares issued in connection with shares originally issued by a series of The Bear Stearns Funds); and finally, of amounts representing the cost of Class B shares held for the longest period of time.

SCHEDULE C (continued)

Waiver of CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code"), of the shareholder, (b) redemptions by employees participating in qualified or non-qualified employee benefit plans or other programs, (c) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to Section 403(b) of the Code, and (e) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus. Any Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

Amount of Distribution Plan and Service Plan Fees--Class B Shares--Except as otherwise noted, under the Distribution Plan, .75 of 1% of the value of the average daily net assets of Class B, and for Dreyfus Premier Limited Term High Yield Fund and Dreyfus Premier Limited Term Income Fund, .50 of 1% of the value of the average daily net assets of Class B, to pay the Distributor for distributing the Fund's Class B shares. Under the Service Plan, ..25 of 1% of the value of the average daily net assets of Class B to pay the Distributor for the provision of certain services to the holders of the Fund's Class B shares.

SCHEDULE D

Contingent Deferred Sales Charge--Class C Shares--A CDSC of 1.00% (.75% for Class C shares of Dreyfus Premier Limited Term Income Fund) payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase. The basis for calculating the payment of any such CDSC shall be the method used in calculating the CDSC for Class B shares. In addition, the provisions for waiving the CDSC shall be those set forth for Class B shares.

Amount of Distribution Plan and Service Plan Fees--Class C Shares--Except as otherwise noted, under the Distribution Plan, .75 of 1% of the value of the average daily net assets of Class C, and for Dreyfus Premier Limited Term Income Fund, .50 of 1% of the value of the average daily net assets of Class C, to pay the Distributor for distributing the Fund's Class C shares. Under the Service Plan, .25 of 1% of the value of the average daily net assets of Class C to pay the Distributor for the provision of certain services to the holders of the Fund's Class C shares.

D-1

SCHEDULE E

Front-End Sales Charge--Class T Shares--The public offering price for Class T shares shall be the net asset value per share of Class T plus a sales load as shown below:

	Total Sales Load

	As a % of	As a % of
Amount of Transaction	offering price	net asset value
	per share	per share

Less than $50,000	4.50	4.70
$50,000 to less than $100,000	4.00	4.20
$100,000 to less than $250,000	3.00	3.10
$250,000 to less than $500,000	2.00	2.00
$500,000 to less than $1,000,000	1.50	1.50
$1,000,000 or more	-0-	-0-

Contingent Deferred Sales Charge--Class T Shares--A CDSC of 1.00% shall be assessed at the time of redemption of Class T shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase. The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class B shares (other than the amount of the CDSC and its time periods), including the provisions for waiving the CDSC, shall be applicable to the Class T shares subject to a CDSC. Letter of Intent and Right of Accumulation, to the extent offered, shall apply to purchases of Class T shares subject to a CDSC.

Amount of Distribution Plan and Service Plan Fees--Class T Shares--Under the Distribution Plan, .25 of 1% of the value of the average daily net assets of Class T to pay the Distributor for distributing the Fund's Class T shares. Under the Service Plan, .25 of 1% of the value of the average daily net assets of Class T to pay the Distributor for the provision of certain services to the holders of the Fund's Class T shares.

E-1

SCHEDULE F

Amount of Distribution Plan Fees--Institutional Class Shares--Under the Distribution Plan, .15 of 1% of the value of the average daily net assets of Institutional shares to compensate the Distributor for shareholder servicing activities and for activities or expenses primarily intended to result in the sale of the Fund's Institutional shares.

F-1

SCHEDULE G

Conversion of Class B Shares--Approximately six years after the date of purchase, Class B shares (other than those issued in connection with certain transactions described below) automatically shall convert to Class A shares, based on the relative net asset values for shares of each such Class, and shall no longer be subject to the distribution fee. Class B shares issued in connection with (i) the exchange of shares originally issued by a series of The Bear Stearns Funds or (ii) the reorganization of any such series of The Bear Stearns Funds, where the shares of such series were purchased before December 1, 2003, automatically shall convert to Class A shares approximately eight years after the date of original purchase of such shares from the series of The Bear Stearns Funds. At the time of conversion, Class B shares that have been acquired through the reinvestment of dividends and distributions ("Dividend Shares") shall be converted in the proportion that a shareholder's Class B shares (other than Dividend Shares) converting to Class A shares bears to the total Class B shares then held by the shareholder which were not acquired through the reinvestment of dividends and distributions.

G-1